EXHIBIT 5.2

February 17, 2026

To:

ZJK Industrial Co., Ltd. (the “Company”)

No.8, Jingqiang Road, 138 Industrial Zone, Xiuxin Community, Kengzi Town,

Pingshan New Area, Shenzhen, People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws. For the purpose of this opinion (this “Opinion”), the “PRC Laws” shall mean all officially published and publicly available laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, announcements, and subordinate legislations of the PRC currently in effect as of the date of this Opinion, and shall not include the Laws of Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We have acted as PRC counsel for the Company, a corporation organized under the laws of the Cayman Islands, in connection with the Registration Statement of the Company on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Filing”).

In connection with the Filing, we have been asked to provide this Opinion as to the PRC group companies (the “PRC Group Companies”) including Zhongke Chuangwei (Shenzhen) International Holdings Limited (中科创为（深圳）国际控股有限公司), Shenzhen Zhongjinke Hardware Products Co.,Ltd. (深圳市中金科五金制造有限公司), Zhongke Precision Components (Guangdong) Co., Ltd. (中科精密部件（广东）有限公司), Nanjing Zhongjinke Hardware Products Co.Ltd. (南京中金科五金制品有限公司), ZhongKe Precision Components (Sichuan) Co., Ltd. (中科精密部件（四川）有限公司), Shenzhen Zhongte Fluid Technology Co., Ltd. (深圳市中特流体技术有限公司) and Inter Precision Components (Longyan) Co., Ltd. (英特精密零部件（龙岩）有限公司).

In rendering this Opinion, we have examined the originals and/or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

In our examination and for the purpose of rendering this Opinion, we have assumed, without further inquiry,

(i)	the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

(ii)	the truthfulness, accuracy, and completeness of the Documents, as well as the factual statements contained in the Documents, and the Documents and the factual statements contained therein are and will remain not misleading;

(iii)	that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(iv)	that the information provided to us by the Company and the PRC Group Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(v)	all Governmental Authorizations and other official statements or documentation are obtained by lawful means in due course;

(vi)	that each of the parties other than the PRC Group Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(vii)	that all parties other than the PRC Group Companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and

(viii)	all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company and the PRC Group Companies with proper authority and upon representations made in or pursuant to the Documents.

The following terms as used in this Opinion are defined as follows:

“Governmental Authorities” means any national, provincial or local court, Governmental agency or body, stock exchange authorities or any other regulator in the PRC, and “Governmental Authority” means any of them;

“Governmental Authorizations” means licenses, consents, authorizations, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Authorities pursuant to any applicable PRC Laws;

Capitalized terms used herein but not otherwise defined shall have the same meanings as specified in the Registration Statement.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion as of the issuance date of this Opinion that:

1.	To the best of our knowledge after due inquiry and as confirmed by the Company, each of the PRC Group Companies has been duly incorporated and is validly existing as a company with limited liability and has legal person status under the PRC Laws and its business license is in full force and effect.

2.	The corporate structure of the PRC Group Companies as set forth in the Registration Statement complies with, and immediately after the Filing will comply with, the PRC Laws. To the best of our knowledge after due inquiries and as confirmed with the Company, no consent, approval, or license, registration, filings, or any other necessary steps required under the PRC Laws other than those already obtained are required under the PRC Laws for the establishment of such corporate structures, except as disclosed in the Registration Statement.

3.	There is uncertainty as to whether the courts of the PRC, would:

(1)	recognize or enforce judgments of United States courts obtained against the Company or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

(2)	entertain original actions brought in each respective jurisdiction against the Company or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

4.	The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC Laws against the Company in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the ordinary shares.

This Opinion is subject to the following qualifications:

(a)	This Opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction. PRC Laws as used in this Opinion refers to PRC Laws publicly available and currently in force as of the date of this Opinion and there is no assurance that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

(b)	This Opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this Opinion.

(c)	This Opinion is, insofar as it relates to the validity, effectiveness and enforceability , subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

(d)	This Opinion is subject to the discretion of any competent PRC legislative, administrative, judicial bodies or Governmental Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be considered as a whole and no part should be extracted and referred to independently. It may not, except with our prior written permission, be relied upon by anyone else in connection with this Opinion or anything contained therein or used for any other purpose.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and further consent to the reference of our name under the sections of Registration Statement entitled “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement.

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[Signature Page of PRC Legal Opinions Issued by Global Law Office]

Yours Sincerely,

/s/ Global Law Office

Global Law Office

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